EXHIBIT 10.21

Note: Redacted portions have been marked with (***). The redacted portions are subject to a request for confidential treatment that has been filed with the Securities and Exchange Commission.

EXECUTION COPY

LICENSE AGREEMENT

This License Agreement (this “Agreement”) is entered into as of May 27, 2005 (the “Effective Date”), by and between American BioScience, Inc., a California corporation (“ABI”), and Taiho Pharmaceutical Co., Ltd., a Japanese corporation (“Taiho”).

RECITALS

A. ABI has developed and owns the rights to the Product, as defined in Section 1 of this Agreement.

B. Taiho is in the business of developing, marketing and distributing pharmaceutical products in Japan, and has particular expertise in oncolytics.

C. Taiho and ABI desire to enter into an agreement pursuant to which Taiho will pursue regulatory approval for the Product in Japan and market, distribute and sell the Product in Japan under a license from ABI.

AGREEMENT

In consideration of the premises, the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which is acknowledged, the Parties agree as follows:

1. Definitions. As used in this Agreement, the following definitions (in addition to other definitions set forth in this Agreement) shall apply:

1.1 “ABI Brand Names” shall have meaning set forth in Section 14.1.

1.2 “ABI Parties” means ABI, its Affiliates, permitted assignees and any party licensed or approved by ABI to market, distribute, import, export, sell or offer to sell the Product (with the exception of the Taiho Parties, who for purposes of this Agreement shall not be deemed to be an ABI Party). It is understood that in all cases, APP shall be deemed an ABI Party. “ABI Party” means one of the ABI Parties.

1.3 “Action” means any actual or threatened claim, suit, arbitration, hearing, inquiry, proceeding, complaint, charge or investigation by or before any court, arbitrator, government or governmental entity.

1.4 “Affiliate” means any entity controlling, controlled by or under the common control of Taiho or ABI, as the case may be. Such entity will be considered an Affiliate only for the time during which such control exists. For the purpose of this definition, “control” means having, directly or indirectly, ownership of more than 50% of the assets, profit interest or outstanding voting securities, or the power to direct or cause the direction of management and policies of such entity. Notwithstanding the foregoing, Otsuka Pharmaceutical Co. Ltd.

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(“Otsuka”), and any other companies controlling, controlled by or under the common control of Taiho solely because of Otsuka, shall not be deemed “Affiliates” of Taiho under this Agreement.

1.5 “APP” means American Pharmaceutical Partners, Inc.

1.6 “Asia” means the countries of Cambodia, China (including Hong Kong and Macau), Indonesia, Japan, India, Malaysia, Mongolia, Philippines, Singapore, South Korea (or both North and South Korea if unified), Taiwan, Thailand and Vietnam.

1.7 “CGMP(s)” means current good manufacturing practices established under the FDCA and the regulations promulgated thereunder, and current good manufacturing practices established by the MHLW, as interpreted by the ICH Harmonized Tripartite Guidelines; and to the extent not inconsistent with the foregoing, other applicable regulations or standards for Manufacturing activities or facilities, including advisory opinions, compliance policy guides and guidelines, promulgated by the FDA, MHLW and other Regulatory Authorities, or by the ICH.

1.8 “CMC” means the chemistry, manufacturing and controls.

1.9 “CMC Information” means all data or information about ABI’s or the Manufacturer’s chemistry, manufacturing and controls filed or required to be filed to obtain Regulatory Approval for the Product.

1.10 “CMC Inspection” means the diligence inspection to be made by Taiho of APP’s manufacturing facility in accordance with Section B.5.2 of Exhibit B.

1.11 “Commercially Reasonable Efforts” means the commercially reasonable efforts that a product business person or company would expend in the normal course of its business to accomplish an important objective.

1.12 “Competing Product” shall mean (***).

1.13 “Damages” means any and all losses, liabilities, obligations, costs, expenses, damages or judgments of any kind or nature whatsoever including reasonable attorneys’, accountants’ and experts’ fees, disbursements of counsel and other costs and expenses incurred in pursuing or defending claims under this Agreement.

1.14 “Data” means (A) research data, pharmacology data, CMC Information, preclinical data, clinical data, safety data and other similar data, in each case generated, acquired or used by or under authority of either Party in the course of development of Products in or outside the Territory, and (B) all other documentation submitted by or under authority of either Party to Regulatory Authorities in connection with obtaining or maintaining Regulatory Approval of Products in or outside the Territory, including information in any drug master files or similar documentation.

1.15 “Developments” has the meaning set forth in Section 3.2.

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1.16 “FDA” means the United States Food and Drug Administration or any successor agency.

1.17 “FDCA” means the United States Food, Drug and Cosmetic Act (21 U.S.C. Section 301, et seq.), as amended from time to time.

1.18 “Generic Competition” means a generic version of the Product for that indication is sold in the Territory.

1.19 “ICH” means the International Conference on Harmonisation of Technical Requirements for Registration of Pharmaceuticals for Human Use.

1.20 “Indication Period” means, for any indication of the Product within breast, lung or gastric cancer that is launched in the Territory, (***).

1.21 “Legal Requirement” means any statute, law, ordinance, rule, regulation, permit, order, writ, judgment, injunction, decree or award issued, enacted or made by any governmental entity, any court or any arbitrator, in each case with lawful authority over the Product in the Territory or in the location of its Manufacture or any Manufacturing facilities; including CGMP, regulations of the MLHW and other Regulatory Authorities and any applicable ICH guidelines.

1.22 “Manufacturer” has the meaning set forth in Section B.1.1 of Exhibit B.

1.23 “Market Share Year” means, for any indication, each successive twelve (12) month period during the Indication Period beginning with the beginning of the Indication Period for such indication. Minimum Market Share determinations for any Market Share Year shall be made as of the end of each such twelve (12) month period (based on IMS data).

1.24 “MHLW” means Japan’s Ministry of Health, Labor and Welfare (also known as “Korosho”) or any successor agency.

1.25 “Manufacturing” the manufacturing, processing, testing, packaging, storage, sourcing and other activities undertaken by or under authority of ABI or any Manufacturer in order to manufacture Product or components thereof and supply Products to Taiho hereunder.

1.26 “Manufacturing or Product Safety Recall” means a Recall arising from or relating to the Product (A) that, when manufactured, was adulterated, contaminated or was otherwise caused by the Manufacturer’s failure to comply with any contractually specified manufacturing requirements, Legal Requirements or the Specifications, or (B) due to concerns regarding the toxicity and/or safety of the Product, and not due to any mishandling or Fault of a Taiho Party. For the avoidance of doubt, a recall arising as a result of mishandling of inventory by the Taiho Parties or their agents shall not constitute a Manufacturing or Product Safety Recall.

1.27 “NDA” means one or more New Drug Applications that Taiho files for the Product with MHLW, including any supplements or amendments.

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1.28 “Net Price” has the meaning set forth in the letter agreement entered into between the Parties as of the date hereof.

1.29 “Oncology Field” means the prevention, cure, amelioration, treatment, reduction, halting or slowing the progress of, or otherwise the management of cancer or the symptoms thereof in humans.

1.30 “Parties” means Taiho and ABI. “Party” means one of the Parties.

1.31 “Person” means any natural person, corporation, trust, association, company, partnership, joint venture, governmental entity or other entity.

1.32 “Phase II B” means a clinical trial of the Product in human patients , the primary endpoints of which are to define the optimal dosage and clinical end points that will be used during a Phase III Pivotal Trial.

1.33 “Phase III Pivotal Trial” means a large scale clinical trial of the Product in patients conducted at multiple sites in an expanded patient population, which is sufficiently powered and designed to establish safety and efficacy of one or more particular doses in the patients being studied and to provide the statistical and clinical basis for Regulatory Approval of the Product.

1.34 “Product” means ABRAXANE, a cremaphor-free, paclitaxel formulation, in injectable form, that is the subject of the New Drug Application No. 21-660 filed with the FDA (“Product NDA”). Product shall also include any modification of the foregoing reflected in an amendment or supplement to the Product NDA (and such amendments or supplements shall be deemed part of the Product NDA), and any modifications made by the Parties pursuant to Section B.6.1 of Exhibit B; provided that as modified, the Product remains an injectible formulation of paclitaxel.

1.35 “Product Liability Claim” means any Action by a third party and any appeal from any Action asserted by a third party, in each case with respect to the Products sold by the Taiho Parties hereunder in the Territory, alleging product liability, product defect, design, manufacturing, packaging or labeling defect, failure to warn, or any similar action relating to the formulation, manufacture, use or safety of such Products.

1.36 “Proprietary Information” means all information relating to (i) the Product, (ii) the properties, composition or structure of the Product, (iii) the manufacture or processing of the Product or the machines used to manufacture or process the Product, (iv) the development and/or commercialization of the Product, including Data and market data, or (v) a Party’s business (including, without limitation, reagents, computer programs, algorithms, analytical methodology, suppliers, names and expertise of employees and consultants, know-how, formulas, processes, ideas, inventions, whether patentable or not, schematics and other technical, business, financial, customer and Product development plans, forecasts, strategies and information); in each case, disclosed by a Party to the other Party under this Agreement. ABI’s Proprietary Information shall also include the Developments owned by ABI under Section 3.2(A) and all CMC Information provided by ABI or APP.

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1.37 “Proprietary Rights” means any and all patent rights, copyrights, mask work rights, trade secret rights, trademarks, trade dress and all other intellectual property rights.

1.38 “Recall” has the meaning set forth in Section 20.2.

1.39 “Regulatory Approval” means the procurement of any registration, permit and approval required by applicable government authorities for the clinical testing, pricing, importation, labeling, marketing, sale or distribution of the Product in the Oncology Field in the Territory.

1.40 “Regulatory Authority” means the FDA, MHLW and any other national, multinational, federal, state, provincial or local regulatory agency, department, bureau or other governmental entity with the authority to grant any approvals, licenses, registration or authorizations necessary for the development, manufacturing, use, commercialization, pricing or reimbursement for the Product.

1.41 “Royalty” means the amounts paid by Taiho to ABI in accordance with Section 10.1, subject to adjustment as set forth in Section 10.2 and other provisions of this Agreement, such as Supply Price Adjustment under Section B.3.3.

1.42 “Similar Compound” means (***).

1.43 “Specifications” means the specifications for the Product and the active pharmaceutical ingredients, raw materials, components and packaging associated with the Product, along with manufacturing procedures for the Product, all of which have been established by ABI as of the Effective Date, as may be changed from time to time in accordance with this Agreement or otherwise by mutual agreement of the Parties. The Specifications in effect as of the Effective Date are set forth in Exhibit C.

1.44 “Taiho Parties” means Taiho, its Affiliates and its permitted sublicensees and assignees. “Taiho Party” means one of the Taiho Parties.

1.45 (***).

1.46 “Taxol®” means that certain product known as Taxol®, in injectible form, being marketed by Bristol-Myers K.K. in the Territory as of the Effective Date.

1.47 “Taxotere®” means that certain product known as Taxotere®, in injectible form, being marketed by Aventis Pharma Ltd. in the Territory as of the Effective Date.

1.48 “Technology” means (A) the patents and patent applications set forth in Exhibit A-1, any divisions, continuations, continuations in part, continued prosecution applications, patents of addition or substitution of such patents or applications, all patents issuing on any of the foregoing, and registrations, renewals, reissues, reexaminations and extensions of any kind thereof, and all foreign and international counterparts of the foregoing, (B) all Data, and (C) any and all other techniques, inventions, methods, data, information, formulae, processes, intellectual property, know-how, and test results, whether patentable or not, and whether or not reduced to practice, including Proprietary Rights, owned or controlled by ABI, APP or their

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Affiliates as of the date of this Agreement or during the term of this Agreement, that are reasonably necessary for the use, importation, marketing, offering for sale or sale of the Product by the Taiho Parties.

1.49 “Territory” means Japan.

2. License Grant. Subject to the terms and conditions set forth in this Agreement:

2.1 ABI grants to Taiho a license under the Technology to (A) use, market, distribute, import, sell and offer to sell the Product in the Oncology Field in the Territory, and (B) under the direction of the Steering Committee pursuant to Section 12, to conduct clinical trials (and/or if approved by ABI, preclinical studies) of Products in Asia to facilitate obtaining Regulatory Approval of Products in the Oncology Field in the Territory. Taiho’s license is exclusive within the Territory, even as against ABI, and its license under clause (B) is non-exclusive in Asia outside the Territory. Upon Taiho’s request and at Taiho’s expense, in connection with clause (B) above, ABI agrees to use Commercially Reasonable Efforts to enable Taiho, and to obtain the cooperation and assistance of ABI’s licensees in countries in Asia outside the Territory to enable Taiho, to conduct clinical trials of the Product in such countries, including e.g. obtaining for Taiho the right to reference the IND and NDA, if any, for the Product filed by any such licensees.

2.2 Taiho has the right to grant and authorize sublicenses to third parties in accordance with and subject to the terms of the license granted to Taiho under this Agreement; provided however, that any sublicense and the relevant sublicense agreement will be subject to ABI’s review and prior written approval, which approval shall not be unreasonably withheld or delayed. Even if, having first obtained ABI’s approval, Taiho sublicenses the license granted under this Agreement, Taiho will remain responsible to ABI for the performance of all its obligations under this Agreement and for any breach of the obligations to ABI under this Agreement whether the breach is caused by Taiho or any sublicensee.

2.3 Except as otherwise agreed to in writing by the Parties:

(A) Taiho’s license is limited to the Territory, and no Taiho Party may directly or indirectly (through distributors, licensees or otherwise) market, distribute, sell or offer to sell the Product outside the Territory, nor may any Taiho Party directly or indirectly market, distribute, sell or offer to sell the Product to anyone that it has knowledge intends to, or reasonably believes intends to, directly or indirectly market, distribute, sell or offer to sell the Product outside the Territory; except Taiho may, under the direction of the Steering Committee pursuant to Section 12, conduct clinical trials of Products in Asia for purposes of the Territory.

(B) (***).

(C) (***).

(D) (***).

Note: Redacted portions have been marked with (***). The redacted portions are subject to a request for confidential treatment that has been filed with the Securities and Exchange Commission.

2.4 Except as expressly provided in Section 14, nothing in this Section 2 or otherwise in this Agreement will confer any right to use in advertising, publicity or other promotional activities any name, trademark or trade name of any ABI Party.

2.5 ABI hereby expressly reserves the right to practice, and to grant licenses and sublicenses, under the Technology for any and all purposes that fall outside of the scope of the licenses granted to Taiho hereunder. No right or license under any Proprietary Rights of any ABI Party is or shall be granted by implication. All such rights or licenses are or shall be granted only as expressly provided in the terms of this Agreement. Taiho shall not have the right to use or authorize the use of the Technology for any purpose other than as expressly set forth in this Agreement.

3. Transfer of Technology.

3.1 ABI will convey and disclose in tangible form to Taiho, as soon as reasonably practicable after the Effective Date and throughout the term of this Agreement (and promptly upon request by Taiho), such Technology as is within the possession or control of the ABI Parties or their manufacturers and is reasonably necessary to obtain Regulatory Approval in the Oncology Field in the Territory. Without limiting the foregoing, ABI shall provide to Taiho a complete copy of the filings for Regulatory Approval in the United States (including all supporting data) within forty (40) days after the successful completion of the CMC Inspection, in an electronic format reasonably acceptable to Taiho (or if not so available, in paper format). Notwithstanding the foregoing, however, ABI shall not be obligated to disclose any CMC Information to Taiho, except in the circumstances set forth in Section 13.3 and Section B.5.2 of Exhibit B, or to the extent Taiho is required legally or by the Regulatory Authority to obtain and/or access such information, in connection with this Agreement.

3.2 Although the licenses to Taiho do not grant the Taiho Parties any rights to make improvements or modifications to the Technology, to the extent any improvements or modifications to the Technology are made by the Taiho Parties using the Product or components thereof supplied by ABI to Taiho hereunder (collectively, the “Developments”): (A) to the extent such Developments consist of modifications of ABI’s nanoparticle formulation of the Product, or are specific to the Product or its use (i.e., that pertains solely to the Product or its use with no material applicability to other compounds, products or uses), Taiho hereby assigns to ABI (and shall require all other Taiho Parties to automatically assign to ABI) all right, title and interest in and to such Developments, and (B) with respect to Developments not described in clause (A) above, Taiho hereby grants ABI a world-wide irrevocable, fully paid-up, non-exclusive license, with the right to grant and authorize sublicenses, under patent rights obtained by Taiho in such Developments, to make, use, sell, offer for sale and import such Developments, in each case outside and inside the Territory. Each of the Taiho Parties shall take such further action as may be necessary or appropriate to perfect ABI’s ownership in the Developments under clause (A) above. From and after their creation, such Developments will be included within the scope of the license granted to Taiho under this Agreement. Taiho will as soon as reasonably practicable disclose in tangible form to ABI all such Developments.

3.3 Without limiting Sections 3.1 and 3.2 above, but subject to Section 13.3 and Section B.5.2 of Exhibit B below with respect to CMC Information, (A) ABI shall provide

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Taiho access to, copies and rights to reference all Data generated or acquired by or under authority of any ABI Party or their manufacturers in connection with the development of the Product, in a timely fashion and as promptly as possible upon request of Taiho, including the raw data (e.g. case report forms and study reports) and subject to applicable legal requirements, source data (e.g. patient medical records); (B) for purposes of enabling the Taiho Parties to obtain Regulatory Approval of the Product in the Territory, ABI shall permit audits, by the Taiho Parties and any Regulatory Authority in the Territory, of such Data, the activities generating such Data, and the processes, controls and records with respect to such activities; and (C) ABI shall secure such audit rights as set forth in clause (B) above, for the Taiho Parties and Regulatory Authorities in the Territory, from the ABI Parties, their manufacturers, trial sites and CROs utilized for the Product.

3.4 Taiho shall provide ABI access to, copies and rights to reference all Data generated or acquired by or under authority of any Taiho Party in connection with the clinical trials of the Product contemplated by Section 2.1(B) without cost to ABI and in a timely fashion upon request of ABI, including the raw data (e.g. case report forms and study reports) and subject to applicable legal requirements, source data (e.g. patient medical records).

4. Marketing.

4.1 After obtaining Regulatory Approval therefor, Taiho will use Commercially Reasonable Efforts to market, distribute and sell the Product under the license granted hereunder. Those efforts will include marketing, distributing and selling the Product on its own merits and not in a manner instead intended to promote other products. Taiho will continue thereafter to so promote the sale of the Product in the Territory consistent with its normal practices, and will maintain the types of promotional support, facilities, places of business, approvals and employees that are necessary to do so.

4.2 The Parties expect that, for each indication within breast, lung and gastric cancer of the Product that is approved in the Territory, the Product will attain and maintain during the Indication Period for such indication, a minimum market share (***) in the relevant market in the Territory (the “Minimum Market Share”) (based on IMS data). Accordingly, Taiho shall use Commercially Reasonable Efforts to attain and maintain such Minimum Market Share for these indications during such time period. It is understood that the Minimum Market Share applies on a per indication basis, for each indication within breast, lung and gastric cancer that has been then-approved for the Product in the Territory during the Indication Period for such indication. However if, at the time a determination is made about whether Minimum Market Share has been met with respect to any indication, the Indication Period is then in effect for any other indication(s) of the Product within breast, lung and gastric cancer, Taiho may aggregate sales for all such indications for purposes of determining whether the Minimum Market Share has been met for the indication at issue (and the relevant markets for all such indications shall then be aggregated for purposes of making that determination). For purposes of this provision, (A) the “relevant market” for any indication within breast, lung cancer and gastric shall mean (***). If Taiho does not attain and maintain the Minimum Market Share in the relevant market for any indication (or, in accordance with the aggregation option described above, the relevant markets) for each Market Share Year during the Indication Period for such indication (based on IMS data), ABI shall have (***). In addition, it is understood and agreed that for each Market

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Share Year, Taiho’s obligations under this Section 4.2, and ABI’s rights under this Section 4.2 (***), are conditioned upon: (1) Taiho having clinical data in the Territory that demonstrates improved profile of the Product relative to injectible (***), at a level that is at least the level of improved profile shown in the clinical data in the United States as of the Effective Date for the indication-at-issue, if the same indication, or if a different indication, at a level that is at least substantially equivalent to that shown in such clinical data in the United States, (2) no material restrictions have been imposed by any Regulatory Authority on the Product or its marketing, distribution or use in the Territory (such as special management processes or regimes) and including the Product label if the label approved by the MHLW for the Product taken as a whole is materially worse than the label obtained for (***) in the Territory, or for the Product in the United States, if approved in the United States for the respective indication, (3) ABI having supplied all of Taiho’s requirements of the Product in accordance with Exhibit B during each Market Share Year at issue and prior thereto, and (4) the Product in the United States maintaining the Minimum Market Share against (***) for the relevant market in the United States during each Market Share Year at issue and prior thereto, if approved in the United States for the respective indication. In addition, it is understood that any failure to achieve the Minimum Market Share in a Market Share Year, (***), shall be excused if such failure is caused by any actions or decisions of an ABI Party or the Manufacturer or by other proximate events beyond Taiho’s reasonable control affecting the sales of the Product in the Territory (e.g., adverse events caused by the Product, regulatory or manufacturing problems with the human albumin in the Product and the like, but not e.g., general economic conditions in Japan or the like).

4.3 Any advertising of the Product by the Taiho Parties must be free from unwarranted statements and Taiho shall provide to ABI representative samples of all advertising and promotional materials for the review and comment of ABI. Taiho shall translate into English at its own cost and provide to ABI the Product label and package inserts used by the Taiho Parties in the Territory. It is understood that Taiho may provide all other items of advertising, promotional materials, training manuals and Data in the language in which such items exist.

4.4 Taiho and ABI shall promptly supply the other free of charge with one (1) copy, of each representative form of marketing, advertising, promotional materials and training manuals for medical representatives, and the like for the Product used by the Taiho Parties or ABI Parties, respectively, and agrees that the other shall have the unrestricted right to reproduce, translate, use, directly or indirectly, any such material for Products in the Oncology Field outside the Territory (in the case of ABI) and in the Territory (in the case of Taiho) so long as such usage does not violate any applicable local regulatory restrictions.

5. Representation and Warranties of the Parties. Each Party represents to the other Party that as of the date of this Agreement:

5.1 The Party (A) is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and (B) has full power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement;

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5.2 This Agreement constitutes the valid and legally binding obligation of the Party and is enforceable against the Party in accordance with its terms;

5.3 The execution and delivery of this Agreement and the performance of its obligations under this Agreement by the Party will not cause the Party to violate or contravene (A) the Party’s articles of incorporation or bylaws, (B) any instrument, agreement or understanding by which the Party or any of its Affiliates is bound or affected, or (C) any Legal Requirement by which the Party or its properties or assets is bound or affected; and

5.4 The Party is not required to obtain a consent, approval or license from any Person (including without limitation any Affiliate) to execute, deliver and perform this Agreement (except for Regulatory Approvals), except for the consent, approvals or licenses that have been duly obtained by the Party.

6. Representation and Warranties of ABI. ABI represents and warrants to Taiho that:

6.1 ABI owns and has the exclusive, unrestricted and enforceable right to use, develop and commercialize the Technology and the Product in the Territory, and may enter into this Agreement. ABI has and will maintain the rights to include within the Technology, for all purposes without restriction, all Data existing as of the Effective Date generated by or under authority of all ABI Parties and their manufacturers. The Technology has and will include all subject matter created by or under authority of the ABI Parties, or to which any of the ABI Parties has rights, that is necessary or materially useful for the Product or the manufacture, use or sale thereof, existing as of the Effective Date. Without limiting the foregoing, ABI has obtained all rights owned or controlled by APP within the Technology to grant Taiho the licenses granted herein, and has obtained copies and sufficient rights to Promotional Materials used by APP to grant Taiho the rights granted in Section 4.4 above.

6.2 To ABI’s knowledge, all prior art was disclosed in the course of the prosecution of the patents and patent applications included in the Technology that ABI was aware would cause such patents or applications to be invalid or unenforceable. Subject to the immediately preceding sentence, ABI makes no representation as to the validity or enforceability of any patent relating to the Product.

6.3 Exhibit A-1 accurately and completely identifies all patents and patent applications to which any of the ABI Parties has any rights or interest, pertaining to the Product or the manufacture, use or sale thereof; provided that the foregoing does not imply any license for Taiho to manufacture Products. All such patents and applications are owned by ABI and are included in the Technology without restriction or limitation that would adversely affect the rights granted to Taiho hereunder to the extent they are reasonably necessary for the use, importation, marketing, offering for sale or sale of the Product by the Taiho Parties as contemplated hereby. ABI has not previously assigned, licensed, sublicensed, encumbered or otherwise transferred to any third party any of the Technology or rights with respect to the Product in the Territory, and will not do so during the term of this Agreement except as permitted under Section 2.5 and 25.3(D).

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6.4 With respect to each item of Technology licensed from a third party, (A) ABI has provided to Taiho a true, correct and complete copy of each license agreement by ABI with such third party for such Technology, ABI shall not take or authorize any action that would allow its rights under such Technology to lapse or otherwise terminate, (B) such license agreements are in full force and effect, (C) as of the Effective Date, neither ABI nor such third party are in breach of any provision of such license agreements, and (D) ABI has neither given to, nor received from, such third party notice of any such breach. Each such item of Technology, together with its respective license agreements, is listed on Exhibit A-2.

6.5 There are no Actions that are pending or, to the knowledge of ABI, threatened, that challenge the rights of ABI or its licensees to develop, use or commercialize the Technology or the Product, or that otherwise pertain to the Product or the Technology.

6.6 To ABI’s knowledge, ABI’s activities to date relating to the Technology and the Product have not been, and the planned and proposed development, use and commercialization of the Technology and the Product will not be in violation, an infringement or a contravention of the patent, intellectual property, trade secret or other rights of any third party. Neither ABI, its Affiliates or employees nor, to ABI’s knowledge, ABI’s agents, advisors or consultants, has received any written or oral communication (A) alleging that it has violated or infringed, or by use, development or commercialization of the Technology or Product would violate or infringe, the patent, intellectual property, trade secret or other rights of any third party or (B) that otherwise challenges ABI’s rights with respect to the Technology or the Product.

6.7 The ABI Parties and their contractors have conducted and will conduct its preclinical and clinical studies and other material development activities, and manufacturing, of Products, in accordance with Legal Requirements, known or published standards of the FDA and ICH and customary scientific standards applicable to such studies and activities, including Good Manufacturing Practices, Good Clinical Practices and Good Laboratory Practices. The ABI Parties and their contractors, have not made and will not make an untrue statement of a material fact to any Regulatory Authority with respect to the Products, and have not and will not knowingly fail to disclose a material fact required to be disclosed to any Regulatory Authority with respect to Product or the Data. The ABI Parties have not employed and will not employ any personnel, and has not knowingly used and will not knowingly used a contractor or consultant, debarred by the FDA (or subject to a similar sanction outside the United States), or who is subject of an FDA debarment investigation or proceeding (or similar proceeding outside the United States).

6.8 As of the Effective Date, the ABI Parties and their contractors have not received any notice in writing or otherwise has knowledge of any facts which have led the ABI Parties to believe that any of the regulatory filings and approvals relating to Product are not currently in good standing with, the FDA or other Regulatory Authority. As of the Effective Date, to ABI’s knowledge, no suspension, revocation, cancellation or withdrawal of any such regulatory filing or approval is threatened and no cause exists for such suspension, revocation, cancellation or withdrawal. As of the Effective Date, the Product has received Regulatory Approval in the United States.

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6.9 To the knowledge of ABI as of the Effective Date, there are no problems that would reasonably require that any current development activities be materially delayed, suspended or abandoned before their completion or that would prevent the timely approval by Regulatory Authorities of the manufacturing facilities and activities for the Product. As of the Effective Date, there are no inquiries, actions or other proceedings pending before or, to ABI’s knowledge, threatened by, any Regulatory Authority or other government agency with respect to Product or any facility where Products are manufactured, and the ABI Parties have not, (nor to ABI’s knowledge, have their contractors) received written notice threatening any such inquiry, action or other proceeding.

6.10 As of the Effective Date, ABI has provided Taiho with all Data, including all communications with regulatory authorities and all documents or materials that relate to the efficacy, side effects, injury, toxicity, or sensitivity, reaction, incidents or severity thereof associated with the preclinical use, clinical use, studies, investigations, or tests of Products (humans or animals), and ABI has not intentionally concealed from Taiho any such Data, documents or materials. As of the Effective Date, there is no material matter within the knowledge of ABI which ABI has intentionally, knowingly, or negligently failed to disclose, which by itself or in connection with any other material matters(s) not disclosed to Taiho, would have a material adverse effect on the ability to develop, manufacture or commercialize Products in the Territory as set forth in this Agreement.

6.11 EXCEPT AS EXPRESSLY PROVIDED IN THIS SECTION 6 ABOVE, ABI (A) SPECIFICALLY DISCLAIMS ALL WARRANTIES OF ANY KIND REGARDING THE PRODUCT OR THE TECHNOLOGY, INCLUDING ANY WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, (B) MAKES NO REPRESENTATION REGARDING THE SUITABILITY OF THE PRODUCT OR ANY OF THE TECHNOLOGY FOR ANY THIRD PARTY’S REQUIREMENTS, AND (C) MAKES NO REPRESENTATION AS TO WHETHER OR NOT THE TECHNOLOGY INFRINGES ON THE PATENT OR OTHER PROPRIETARY RIGHTS OF ANY THIRD PARTY.

7. Representations and Warranties of Taiho.

7.1 Taiho represents and warrants to ABI that, as of the date of this Agreement, none of the executive officers of Taiho believes that any of ABI’s representations and warranties are inaccurate.

7.2 Taiho acknowledges and agrees that, as of the date of this Agreement, none of Taiho or its Affiliates has or claims to have ownership or license rights to the Technology or Product except as set forth in this Agreement.

7.3 The Taiho Parties, and to Taiho’s knowledge their contractors, will conduct their preclinical and clinical studies and other material development activities of Products in the Territory (or elsewhere in Asia to the extent permitted by Section 2.1(B)), in accordance with Legal Requirements, known or published standards of the MHLW and customary scientific standards applicable to such studies and activities, including Good Manufacturing Practices, Good Clinical Practices and Good Laboratory Practices. The Taiho Parties, and to Taiho’s knowledge their contractors, will not make an untrue statement of a

Note: Redacted portions have been marked with (***). The redacted portions are subject to a request for confidential treatment that has been filed with the Securities and Exchange Commission.

material fact to the MHLW with respect to the Products, and will not knowingly fail to disclose a material fact required to be disclosed to the MHLW with respect to Product. The Taiho Parties will not employ any personnel, and will not knowingly use a contractor or consultant, who has been debarred by the FDA (or subject to a similar sanction in the Territory), or who is subject of an FDA debarment investigation or proceeding (or similar proceeding in the Territory).

8. Reimbursement for R&D. In addition to the payments provided for in Sections 9, 10 and 11, and in consideration for the research and development work done on the Product by ABI to date, Taiho shall pay to ABI (***) by wire transfer not later than 3:00 p.m. in New York, New York, USA within ten (10) business days after the Effective Date. Wire transfer instructions shall be provided by ABI on or before the Effective Date.

9. Milestone Payments.

9.1 In addition to the payments provided for in Sections 8, 10 and 11, within thirty (30) days after the achievement of the following milestones by any Taiho Party, Taiho shall make the following one-time payments to ABI via wire transfer:

(A) US$(***) million upon (***);

(B) US$(***) million upon (***);

(C) Subject to 9.2 below, US$(***) million upon (***);

(D) US$(***) million upon (***) (except that the amount of this milestone shall be $(***) million to the extent Taiho has made the milestone payment set forth in clause (C) above);

(E) US$(***) million upon (***);

(F) US$(***) million upon (***); and

(G) US$(***) million upon (***).

For the avoidance of doubt, Taiho shall not owe more than an aggregate maximum of (***) Dollars (***) under this Section 9 if the milestone payment set forth in clause (C) above is not waived, and not more than an aggregate maximum of (***) under this Section 9 if the milestone payment set forth in clause (C) is waived pursuant to Section 9.2 below.

9.2 As an incentive to Taiho to promptly file with the MHLW an NDA for the Product in Japan, the milestone payment set forth in Section 9.1(C) shall be waived if the first filing of such an NDA is made within (***) after the completion of the CMC Inspection (including the Parties’ efforts to remedy any Deficiencies) under Section B.5.2 of Exhibit B and receipt of a complete copy of the filings for Regulatory Approval in the United States (including all supporting data) under Section 3.1. It is understood that in the event such filing is delayed due to actions or decisions of any ABI Party or the Manufacturer (e.g. if ABI has failed to supply Taiho’s requirements of the Product in accordance with Exhibit B), or caused by other proximate events beyond Taiho’s reasonable control affecting the development or regulatory filings of the

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Product (e.g. if the MHLW requires a Phase III Pivotal Trial prior to an NDA filing for the Product, adverse events caused by the Product, regulatory or manufacturing problems with the Product and the like), the (***) period set forth in this Section 9.2 shall be extended for the duration of such delay.

10. Royalty.

10.1 In addition to the payments provided for in Sections 8, 9 and 11 Taiho will pay to ABI a Royalty equal to (***) of the Net Price of the Product in the Territory sold by the Taiho Parties.

10.2 Taiho’s obligation to pay the Royalty will continue for so long as the Product is sold by the Taiho Parties.

(A) (***).

(B) In the event the Supply Price Adjustment is applicable, (***), the parties will discuss in good faith a possible suitable adjustment to the Minimum Supply Price.

10.3 Taiho must make the Royalty payments due under this Section 10 together with any Supply Price Adjustment required under Section B.3.3 of Exhibit B within 45 days following the end of, and with respect to sales of the Product by the Taiho Parties during, each calendar quarter. If any Royalty or Supply Price Adjustment is not paid when due, interest will accrue at the rate of 8% per year on the unpaid amount from the due date until the date of the payment. All payments shall be made via wire transfer.

10.4 Within 45 days following the end of each calendar quarter (and accompanying any payments made to ABI under this Section 10), Taiho must supply ABI with a report, on behalf of the Taiho Parties, setting forth in detail reasonably satisfactory to ABI the calculation of the Royalties. Taiho must keep and maintain, and must use Commercially Reasonable Efforts to cause the Taiho Parties to keep and maintain, detailed and accurate books and records with regard to Net Price, and the calculations for Net Price, Royalties and Supply Price Adjustments. A nationally known independent certified public accounting firm selected by ABI (which must be (A) other than Taiho’s designated certified public accounting firm, (B) reasonably acceptable to Taiho, and (C) bound in confidence not to disclose any information except to inform ABI of discrepancies) will be entitled, for purposes of determining compliance with this Section 10, to review and audit the books and records of Taiho (and to the extent Taiho has obtained such review and audit rights from the other Taiho Parties, the other Taiho Parties) from time to time, but no more than three times a year as to each such party, during normal business hours upon reasonable notice to the relevant Taiho Party and at ABI’s expense. If Taiho has not obtained such review and audit rights with respect to a Taiho Party, Taiho shall obtain such review and audit rights for itself and exercise such rights on behalf of ABI, upon ABI’s request at ABI’s expense, and disclose the results thereof to ABI. However, if the review or audit establishes an underpayment of more than 10% for the applicable period, Taiho or the relevant Taiho Party will bear the expense.

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10.5 Any withholding or other tax that is required by law to be withheld with respect to payments owed by Taiho pursuant to this Agreement shall be deducted by Taiho from such payment prior to remittance. Taiho shall promptly furnish ABI evidence of any such taxes withheld.

11. Sales Achievement Milestone Payments. In addition to the payments provided for in Sections 8, 9, and 10, Taiho is required to make the following milestone payments to ABI within forty five (45) days following the end of the first calendar year in which (***):

(***)

For the sake of clarity, each such milestone payment shall be made one time only during the course of this Agreement, and Taiho shall not owe more than an aggregate maximum of (***) under this Section 11. Taiho shall make each of the foregoing milestone payments to ABI via wire transfer. (***).

12. Further Development of the Product.

12.1 The parties will form a steering committee comprised of three representatives from each of ABI and Taiho to oversee the preclinical and clinical development of the Product in Asia as permitted by Section 2.1(B) and the commercialization of the Product in the Territory as permitted by Section 2.1(A) (the “Steering Committee”). The Steering Committee shall meet in person or by conference call at least once annually, or more often as mutually agreed. The Steering Committee shall also establish a development working group, comprised of an equal number of representatives from each of ABI and Taiho, who shall meet at least once quarterly until Regulatory Approval of the Product is first obtained in the Territory. Decisions of the development working group within the scope of its authority as delegated by the Steering Committee shall be deemed decisions of the Steering Committee hereunder. Each Party’s representatives must reasonably cooperate in establishing meeting dates, setting agendas, attending and conducting the meetings, and working diligently toward, and contributing to, the goals and business of the Steering Committee and development working group. Each party will designate a liaison representative.

12.2 Taiho will use Commercially Reasonable Efforts to conduct clinical trials for the Product on at least the following schedule: (***). The costs of such clinical trials will be Taiho’s responsibility. ABI shall provide Taiho with clinical supplies in accordance with Exhibit B.

12.3 The Steering Committee or development working group will review and comment on the claims desired, the design, conduct and desired endpoints of clinical trials, regulatory submissions to be made, timelines, indications to be studied and petitioned, pricing to be sought and other objectives of development and of lifecycle management efforts (e.g., Phase IIIb/IV) (the “Development and Commercialization Issues”). It is anticipated that the parties will agree on an independent consultant paid by Taiho to advise the Steering Committee on NHI reimbursement issues with respect to the Product at an appropriate time. For the avoidance of doubt, rights and obligations explicitly set forth in this Agreement (a) may not be changed by the Steering Committee (other than in accordance with Section 28 below), (b) shall not constitute

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Development and Commercialization Issues or otherwise be subject to review or comment by the Steering Committee or the development working group and (c) shall not be subject to Section 12.4.

12.4 If consensus cannot be reached on one or more Development and Commercialization Issues or the other matters to be decided by the Steering Committee, at the meetings of the Steering Committee or the development working group, upon the request of either Party, such matters shall be referred to ABI’s chief executive officer and Taiho’s Senior Managing Director of Research and Development for resolution (each, a “Responsible Representative”). In the event such matter cannot be resolved by the Responsible Representatives within thirty (30) days after such referral, it is understood and agreed that Taiho shall have decision-making authority regarding such matter, so long as such decision is consistent with the terms and conditions of this Agreement; unless such matter (A) would affirmatively adversely impact the development, approval or marketing of the Products outside the Territory or (B) would materially impact the manufacturing of the Product (other than those changes described in Section B.6.1 of Exhibit B which shall be handled as set forth in that section). (***).

There shall also be an Advisory Board composed of at least three (3) key medical opinion leaders (“KOLs”) relevant to the indication(s) being pursued to advise on these issues whose members will be selected by the Steering Committee, and initially will be (***). The Advisory Board shall meet at least twice in any twelve (12) month period until Regulatory Approval of the Product is first obtained in the Territory and thereafter at least once in any twelve (12) month period until filing of the first NDA in the Territory for each of the indications of the Product pursued by Taiho in accordance with Section 12.2. ABI at its discretion can waive the need for any such meeting.

12.5 Taiho may in its discretion agree from time to time to invite, at Taiho’s expense, leading investigators for the Product in the United States selected in consultation with ABI to meet with Taiho’s clinical group or with investigators for the Product in the Territory to exchange ideas on Product development.

13. Regulatory Filings/Approvals.

13.1 Subject to Section 13.3, Taiho will be responsible for and required to:

(A) make all filings, and other submissions, to the applicable governmental agencies, departments or other bodies regarding or relating to the Product in the Territory; and

(B) obtain all Regulatory Approvals to develop, test, market, and distribute the Product in the Territory in the manner and for the indications indicated in this Agreement and discussed with the Steering Committee, except for filings and other submissions required to be made by ABI or the Manufacturer for the manufacture of the Product.

All costs and expenses associated with the foregoing will be borne by Taiho including any reasonable and documented expenses incurred by ABI’s employees in traveling to the Territory

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at Taiho’s request in furtherance of obtaining these Regulatory Approvals. It is understood and agreed, however, that ABI shall be responsible for payment of such travel expenses with respect to attending meetings of the Steering Committee (which ABI may also attend by video conference), and travel for purposes of satisfying its responsibilities as supplier of the Product.

13.2 ABI will reasonably cooperate with Taiho, and provide reasonable support and assistance, with respect to (A) all filings and other submissions made by Taiho with MHLW or other applicable governmental agencies regarding or relating to the Product and (B) Taiho’s efforts to obtain all Regulatory Approvals to develop, test, market, and distribute the Product in the Territory. Without limiting the foregoing, ABI or its designee will provide Taiho with such data monitoring support, data analysis support and submissions related to manufacturing issues as Taiho may reasonably request. All data and information generated by ABI in performing such support and all such submissions will be owned by ABI, and shall be treated as “Data” hereunder, and may be used by Taiho for the purposes of this Agreement during the Term.

13.3 ABI will prepare or have prepared a CMC section to any regulatory agency in the Territory as reasonably requested by Taiho (or analogous section under the laws in the Territory). However, to the extent possible under the Legal Requirements in the Territory, ABI may file its CMC Information in the form of a DMF for the Product rather than prepare such CMC section, provided that ABI shall first discuss such approach with Taiho and in no case shall such approach jeopardize the development or the regulatory filings for the Product in the Territory nor the timelines thereof. Notwithstanding anything to the contrary in this Agreement, the information contained in the CMC section or in the DMF shall be owned by and will be the Proprietary Information of ABI, and such information shall be made available to Taiho to the extent Taiho is required legally or by the Regulatory Authority to obtain and/or access such information in connection with this Agreement.

13.4 If either Party becomes aware of any product or activity of any third party that involves or may involve infringement or other violation of any Technology, that Party must promptly notify the other Party in writing of the infringement or violation. ABI may in its discretion take or not take whatever action it believes is appropriate, subject to Sections 19.4 through 19.7 below. Taiho will fully cooperate with ABI with respect to bringing any action, including joining as a party to the suit, if necessary, and supplying essential documentary evidence and making essential witnesses then in its employ available.

14. Use of Brand Names.

14.1 During the term of this Agreement, Taiho will have the right to market, distribute, import, offer to sell and sell the Product in the Territory using any brand name established by the ABI Parties for the Product in the United States (“ABI Brand Names”) and no other party will have such right in the Territory. Any display by Taiho of ABI Brand Names shall be of the exact copies of such marks or Taiho shall first submit such displays to ABI for approval of the design, color and other details. Taiho shall only use the ABI Brand Names in accordance with reasonable usage guidelines established by ABI or as otherwise required by Legal Requirements. Any use by Taiho of ABI Brand Names may not impair or dilute the value of the names. Taiho may not sell the Product using any other brand names (other than the Taiho tradename and logo) without ABI’s prior written consent.

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14.2 As between ABI and Taiho, ABI will be the sole owner of all ABI Brand Names and ABI trade dress and hereby grants Taiho a royalty-free license for the use of ABI Brand Names and ABI trade dress, subject to the other provisions in this Agreement. All goodwill associated with the use of the ABI Brand Names and trade dress will inure to the benefit of ABI.

14.3 In connection with its use of ABI Brand Names, Taiho must:

(A) credit ABI for ownership of the ABI Brand Names in any marketing efforts in which it uses any ABI Brand Names;

(B) at its expense, take whatever action may be required under any Legal Requirement to use any ABI Brand Names in the Territory or refrain from taking any action that could impair or dilute the value of any ABI Brand Names; and

(C) subject to Sections 19.4 through 19.7 below, reasonably cooperate with ABI in connection with any Action relating to the use by ABI (or its licensees, including Taiho) of any ABI Brand Names that Taiho is using.

15. Supply. ABI shall supply Products to the Taiho Parties in accordance with Exhibit B.

16. Term.

16.1 This Agreement will commence on the Effective Date and shall continue until terminated in accordance with Section 17.

16.2 So long as the Taiho Parties continue to sell Product under an ABI Brand Name, Taiho shall pay Royalties to ABI.

17. Termination.

17.1 This Agreement may be terminated:

(A) At any time by mutual agreement of the Parties;

(B) Immediately, by the non-defaulting Party upon written notice, if the other Party:

(1) commits a material breach or default (“Breach”) under this Agreement, which Breach is not remedied within 60 days after the receipt of written notice of the Breach by the Party in Breach (except as to the payment of an undisputed amount of money by Taiho, for which the cure period will be 15 days). Notwithstanding the foregoing, if the Breach (other than the payment of an undisputed amount of money owed by Taiho) is not curable in 60 days and the breaching or defaulting party in good faith notifies the other party in writing prior to the 60 days that it is

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initiating cure of the Breach, describes the manner in which it is attempting to cure the Breach, and initiates cure of such Breach within 60 days after the initial notice and in good faith continues diligently to attempt to cure the Breach, then this Agreement shall not be terminated pursuant to this Section 17.1(B)(1); or

(2) made a material misrepresentation as of the Effective Date of any representation or warranty contained in Sections 6 and 7 of this Agreement (“Failure of Warranty”), which is not cured within sixty (60) days after the receipt of written notice thereof by such Party. Breaches of Sections 6 and 7 after the Effective Date shall be treated as a Breach under clause (1) above.

Notwithstanding the foregoing, if the allegedly defaulting Party disputes in good faith a Breach or a Failure of Warranty, or whether it has met the Minimum Market Share under Section 4.2, by written notice to the other Party within the sixty (60) day periods described in clauses (1) and (2) above, or within the thirty (30) day notice period described in Section 4.2, respectively, the non-defaulting Party shall not have the right to terminate or (***) this Agreement under Section 17.1(B) or 4.2 unless and until it has been determined in accordance with Section 33 below that a Breach or a Failure of Warranty occurred or that such Party has failed to meet its Minimum Market Share, and the allegedly defaulting Party fails to comply with its obligations hereunder, i.e. cure in the manner described in clauses (1) or (2) above (***).

(C) By Taiho upon nine (9) months notice if Taiho determines, for safety, legal or other reasons, not to continue pursuing the development and commercialization of the Product in the Territory.

(D) By either ABI or Taiho if the other Party:

(1) during a period of thirty (30) days or more, does not pay all or substantially all of its debts generally as they become due, or is unable to pay all or substantially all of its debts generally as they become due;

(2) has or has instituted against it any proceeding seeking to adjudicate it bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, which, if an involuntary proceeding against Taiho, is not dismissed within ninety (90) days after filing;

(3) makes a general assignment for the benefit of creditors;

(4) seeks the entry of an order for relief or the appointment of a receiver, liquidator, sequestrator, trustee, custodian or similar official for it.

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(E) By Taiho if deficiencies identified during the CMC Inspection are not remedied as provided in Section B.5.2 of Exhibit B.

(F) At any time by ABI upon written notice to Taiho if (i) the Taiho Parties are selling the Product under any ABI Brand Name while concurrently selling Product in a generic form (i.e. not under an ABI Brand Name) or (ii) any Taiho Party is selling any Similar Compound in the Territory.

17.2 Upon the termination of this Agreement by mutual agreement of the Parties or for any reason other than by termination of this Agreement by Taiho under Section 17.1(B):

(A) The rights and licenses granted to Taiho under this Agreement shall terminate.

(B) Taiho’s obligations to make further payment under Sections 9, 10 and 11 and Section B.3 of Exhibit B (except to the extent earned but not yet paid) shall terminate.

(C) All sublicenses granted by Taiho shall terminate, and ABI’s obligations to provide Technology or information shall terminate.

(D) Within ninety (90) days after the effective date of the termination, Taiho shall, and shall cause the Taiho Parties to, assign and transfer to ABI all Regulatory Approvals, including all correspondence with regulatory authorities and all Data generated by Taiho in support of the Regulatory Approvals, as well as any pending but unapproved Regulatory Filings, with respect to the Product in the Territory.

(E) ABI shall have the right, at its sole option, to have returned to it at no cost to ABI any inventory of Product held by the Taiho Parties as of the effective date of the termination that is in merchantable condition and dating. If ABI does not exercise this option, the Taiho Parties shall have ninety (90) days from the effective date of the termination to sell any remaining inventory and to return any unsold amounts to ABI. The Taiho Parties shall pay Royalties on all sales of the Product made by them after termination, including sales of inventory of Product.

(F) Taiho shall execute such instruments and otherwise take such actions as are reasonably necessary to document the assignment of rights to Developments contemplated by Section 3.2.

17.3 Upon the termination of this Agreement by Taiho under Section 17.1(B), Taiho’s obligations to make further payment under Sections 8, 9 and 11 (except to the extent earned but not yet paid) shall terminate but the rights and licenses to Taiho under this Agreement, and the sublicenses granted thereunder, shall survive termination of this Agreement. After such termination, all of the provisions of this Agreement and Exhibit B shall continue in full force and effect in accordance with their terms subject to further termination under this Section 17 (except 17.1(F)) (a “Further Termination”) except: (a) as set forth in the preceding sentence, (b) Sections 4.2, 12 (except 12.4 in so far as it relates to determination of dosage

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issues for the Product), 13.1(B), 17.1(F) and 25.3 (with respect to Change of Control of Taiho only) shall terminate, (c) the conditions of Section 25.3 with respect to a Change of Control of Taiho shall be deemed satisfied for purposes of Section 25.2), (d) any reference to the term of this Agreement in such surviving Sections shall be deemed to include the period after such termination until a Further Termination, and (e) the Royalties owed by Taiho shall not exceed (***) of the per unit Minimum Supply Price then applicable pursuant to Section B.3.3 of Exhibit B, or if none applicable, (***) of the last applicable per unit Minimum Supply Price pursuant to Section B.3.3 of Exhibit B.

17.4 Termination of this Agreement for any reason shall be without prejudice to any rights or liability which shall have accrued to the benefit of either Party prior to such termination, and shall not relieve either Party from its obligations which are expressly indicated to survive termination of this Agreement (including without limitation the obligation to pay any monies that are owed and not yet paid). Notwithstanding any termination of this Agreement, Sections 1, 5, 6, 7, 17.2 through 17.4, 18 (for the period set forth therein), 20.1 (to the extent necessary for the Parties to comply with their obligations under law), 20.2 through 20.4, 21, 22, 23, 24, 26, and 28 through 37, and Sections B7.1 through B.7.4 (with respect to Products supplied by ABI hereunder) of Exhibit B shall survive any termination of this Agreement.

17.5 Termination is not the sole remedy under this Agreement, and whether or not termination is effected by a Party, all other remedies remain available to each Party. Except for those provisions stated in this Section 17 to survive, all other provisions of this Agreement and Exhibit B shall terminate upon any termination of this Agreement, including a Further Termination.

18. Confidentiality.

18.1 Each Party recognizes that the other Party holds its Proprietary Information as confidential information. In particular, each Party recognizes that the other Party’s Proprietary Information (and the confidential nature thereof) is critical to the other Party’s business and that neither Party would enter into this Agreement without assurance that such information and the value thereof will be protected as provided in this Section 18 and elsewhere in this Agreement. Taiho acknowledges that ABI is particularly concerned about the confidentiality of CMC Information.

18.2 Each Party must, therefore (subject to the other provisions of this Section 18):

(A) Hold the other Party’s Proprietary Information in confidence and take reasonable precautions to protect the Proprietary Information (including, without limitation, no less than all precautions that it employs with respect to its own confidential materials);

(B) not divulge the other Party’s Proprietary Information to any third person; and

Note: Redacted portions have been marked with (***). The redacted portions are subject to a request for confidential treatment that has been filed with the Securities and Exchange Commission.

(C) not make any use whatsoever at any time of the other Party’s Proprietary Information except for purposes of and expressly authorized in this Agreement, including to exercise its rights and to perform its obligations hereunder.

18.3 Any employee given access to any Proprietary Information must have a legitimate “need to know” and must be bound in writing to maintain the confidence of information to which it is given access.

18.4 Without granting any right or license, the disclosing Party agrees that the foregoing restrictions will not apply with respect to information that the receiving Party is able to demonstrate by competent evidence:

(A) is in or (through no improper action or inaction by the receiving Party or any Affiliate of the receiving Party or its agents or employees) enters the public domain (and is readily available without undue effort);

(B) was rightfully disclosed to it by another person without restriction, or was in the receiving Party’s possession prior to first disclosure thereof under this Agreement; or

(C) was independently developed by it by persons without use of any of the disclosing Party’s Proprietary Information.

18.5 The provisions of this Section 18 shall not prevent a Party from disclosing Proprietary Information if such disclosure:

(A) is made to its employees, directors, accountants, attorneys, contractors or consultants who reasonably require such disclosure on a need to know basis and who are bound to it by obligations of confidentiality and non-use no less stringent than the obligations between the Parties hereunder;

(B) is made to its current or prospective lenders or investors who reasonably require such disclosure (other than investors whose principal business is the research, development, manufacture or sale of human pharmaceutical products);

(C) is made to collaborators for the purpose of performing the obligations or exercising the rights of a Party hereunder and who are bound to that Party by obligations of confidentiality and non-use no less stringent than the obligations between the Parties hereunder;

(D) is in response to a valid order of a court or otherwise required by law or regulation, provided however that receiving Party shall first have given notice to the disclosing Party and shall have made a reasonable effort to obtain a protective order by: (i) seeking protection of Proprietary Information not relevant to the court’s inquiry from a general disclosure (e.g., without limitation, requesting limited and in-camera review by such court and/or seeking that such information be treated under seal); (ii) seeking to redact any Proprietary Information; and (iii) in any event requiring that, to the

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extent ordered to be disclosed, that such disclosure of Proprietary Information be used only for the purposes for which the order was issued; or

(E) is necessary to: (i) file or prosecute patents in accordance with this Agreement; (ii) submit regulatory filings in accordance with this Agreement; (iii) prosecute or defend litigation; (iv) make required governmental securities filings and other such similar and required disclosures by law, subject to appropriate redactions and requests for confidential treatment as permitted by law; (v) make disclosures required by the principal stock exchange on which the Party’s stock is traded, subject to appropriate redactions and requests for confidential treatment as permitted by law and the rules of such exchange; (vi) conduct pre-clinical or clinical trials of the Product or otherwise exercise rights granted to such Party in accordance with this Agreement, provided any Affiliates or third parties conducting pre-clinical trials agree to be bound by terms of confidentiality and non-use at least equivalent in scope to those set forth in this Section 18 and any Affiliates or third parties conducting clinical trials agree to be bound by terms of confidentiality and non-use that are customarily obtained in connection with such clinical trials; or (viii) enable Affiliates or bona fide potential or actual sublicensees to evaluate and/or exercise their rights under a sublicense that would be or has been issued in accordance with this Agreement, provided such Affiliates and third parties agree to be bound by similar terms of confidentiality and non-use at least equivalent in scope to those set forth in this Section 18.

18.6 Each Party’s obligations under this Section 18 will terminate ten (10) years after the date of termination of this Agreement. The Parties recognize and acknowledge that prior to the Effective Date of this Agreement, each Party has received the other Party’s Proprietary Information and each hereby agrees to protect the Proprietary Information to the same extent as set forth in this Section 18.

18.7 Immediately upon termination of this Agreement, each Party will turn over to the other Party all Proprietary Information of the other Party and all documents or media containing any Proprietary Information and any and all copies or extracts thereof.

18.8 Each Party acknowledges and agrees that due to the unique nature of Proprietary Information, there may be no adequate remedy at law for any breach of each Party’s obligations under this Section 18, that any breach may result in irreparable harm to the disclosing Party. In particular, upon any material breach or any threat of material breach with respect to Proprietary Information pertaining to manufacturing of the Product comprising CMC Information, the disclosing Party shall be entitled to appropriate equitable relief (without the posting of any bond) in addition to whatever remedies it might have at law in connection with any breach or enforcement of the receiving Party’s obligations under this Agreement or the unauthorized use or release of any Proprietary Information.

18.9 Notwithstanding this Section 18 above, the Parties agree that the retention and use of ideas, concepts and know-how abstracted from the Proprietary Information received hereunder (other than Proprietary Information pertaining to the manufacturing of the Product), in the unaided memories of the receiving Party’s employees who had access to such Proprietary

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Information, shall not be deemed a breach of this Agreement. This Section 18.9 shall not be deemed to extend to any patent rights in such ideas, concepts and know-how.

19. Patent Matters.

19.1 ABI will, in a scientifically and commercially reasonable manner, file and prosecute patent applications and maintain patents in the Territory relating to the Technology, including conducting interferences, re-examinations, reissues and oppositions, if any, (collectively, the “Prosecution”). ABI shall keep Taiho informed as to such Prosecution, including providing Taiho drafts of patent applications, responses and other filings in advance of their submission to the respective patent offices, and providing Taiho copies of any correspondence with or notices from the patent offices. ABI shall duly consider any reasonable comments provided by Taiho with respect to such Prosecution. In the event ABI desires to abandon its efforts to prosecute or maintain any such patents and patent applications in the Territory, it shall notify Taiho at least sixty (60) days prior to any required action (or such shorter period as is reasonably practicable for non-extendable deadlines). In such event, Taiho shall have the right, but not the obligation, to Prosecute such patents and patent applications, in its discretion and at its sole cost and expense.

19.2 Except as set forth in Section 19.1, Taiho will not attempt to file or prosecute any patent applications or maintain any patent on inventions made by the ABI Parties that are within the Technology except as ABI may, in its sole discretion, approve in writing.

19.3 If either Party becomes aware of any Product or activity of any third party that involves or may involve infringement or other violation of any patents, Proprietary Information, the Technology, the ABI Brand Names or other Proprietary Right relating to the Product in the Territory, that Party must promptly notify the other Party in writing of the infringement or violation.

19.4 ABI will have the first right, but not the obligation, to file suit or take other action to prevent the infringement in the Territory of any patents, Proprietary Information, Technology, ABI Brand Names or other Proprietary Right relating to the Product, owned by ABI. If ABI takes such action, ABI will control any action undertaken by ABI against an infringer, and ABI may enter into settlements, stipulated judgments or other arrangements respecting the infringement, at its own expense unless the proposed settlements, judgments or arrangements would adversely affect Taiho, in which case, they will be subject to Taiho’s consent which will not be unreasonably withheld. If ABI takes such action, ABI will defend, indemnify and hold Taiho harmless from related costs and expenses for such claimed infringement. Taiho will permit such an action to be brought by ABI in Taiho’s name if required by law. Taiho agrees to provide all assistance that ABI may reasonably require in any litigation, including providing written evidence, deposition and trial testimony, for which ABI will pay Taiho a reasonable hourly rate of compensation, together with reimbursement for out-of-pocket costs. Any damages or other recovery from an infringement action undertaken by ABI pursuant to this Section 19.4, will be used first to reimburse ABI’s legal costs and expenses incurred in the action and thereafter any damages or other recovery relating to the infringing products in the Territory will be shared equally with Taiho, provided that Taiho shall not be entitled to more than its actual damages.

Note: Redacted portions have been marked with (***). The redacted portions are subject to a request for confidential treatment that has been filed with the Securities and Exchange Commission.

19.5 If ABI does not, within 90 days after receipt of notice of: (A) an infringement of a patent included within the Technology relating to the Product sold by the Taiho Parties in the Territory, including infringement of such patents by a Similar Compound, or (B) an infringement of the ABI Brand Names used with the Product in the Territory (each, a “Subject Infringement”), commence action directed toward restraining or enjoining such Subject Infringement, Taiho may take such legally permissible action as it deems necessary or appropriate to enforce ABI’s patent rights and ABI Brand Names and restrain or enjoin such infringement at its own expense unless the actions would adversely affect ABI in an unfair way, in which case they will be subject to ABI’s consent which will not be unreasonably withheld. If Taiho takes such action, Taiho will indemnify, defend and hold harmless ABI in respect of any such action. Any damages or other recovery from an infringement action undertaken by Taiho pursuant to this Section 19.5 against any Subject Infringement will be first used to reimburse Taiho’s legal costs and expenses incurred in such action and thereafter shared equally with ABI; provided if any portion of such damages or other recovery (1) relate to infringement outside the Territory or (2) in the case of an infringement as described in clause (A) above, do not relate to an infringing product in the Territory, such portion shall be paid 100% to ABI.

19.6 Each Party must cooperate with the other Party bringing any action pursuant to this Section 19, including joining as a Party to the suit, if necessary, and also including, without limitation, supplying essential documentary evidence and making essential witnesses then in its employ available.

19.7 If any third party threatens or commences a lawsuit against either Party alleging the Product in any way infringes or otherwise violates any Proprietary Rights of such third party, it shall promptly notify the other Party in writing.

20. Adverse Experience Reporting; Recalls.

20.1 Each Party will promptly report to the other Party any information of which it becomes aware concerning any adverse drug experience in connection with the use of the Product, including the incidence and the severity thereof. Each Party will provide to the other Party copies of any reports in order to comply with the laws and regulations relating to the Product’s safety, quality or effect on the health of subjects and patients. In addition, prior to an Investigational New Drug application for the Product being filed with the MHLW, the Parties shall enter into a mutually agreeable, commercially reasonable pharmacovigilance agreement, for the purposes of providing detailed procedures regarding the exchange of safety data and information and for ensuring compliance with reporting requirements with regulatory authorities. Each of Taiho and ABI shall be responsible for ensuring the Taiho Parties and the ABI Parties and their manufacturers, respectively, comply with this Section 20.1, as if named herein.

20.2 If Taiho is required to initiate, or otherwise in its discretion decides to initiate, a recall, withdrawal or field correction of the Product sold by the Taiho Parties in the Territory (collectively, a “Recall”), Taiho will promptly notify ABI and provide a copy of its proposal with respect to such Recall, including the Recall letter, for ABI’s review prior to Taiho’s initiation of the Recall. If ABI independently believes that a Recall may be necessary or appropriate, it shall notify promptly Taiho and the Parties shall fully cooperate with each other

Note: Redacted portions have been marked with (***). The redacted portions are subject to a request for confidential treatment that has been filed with the Securities and Exchange Commission.

concerning the necessity and nature of the Recall. Notwithstanding the foregoing, it is understood that Taiho shall have the right to make the final decision regarding any Recalls.

20.3 Taiho will be responsible for all Recall activities in the Territory. ABI will reasonably cooperate with Taiho in connection with any Recall. Each Party will maintain complete and accurate Recall records relating to the Product for any periods that are required by any Legal Requirement.

20.4 The fees, costs and expenses of any Recall (collectively, the “Recall Expenses”) will be apportioned between the Parties as follows:

(A) Except as provided in Section 20.4(B) below, Taiho shall bear all Recall Expenses.

(B) If the Recall is a Manufacturing or Product Safety Recall or otherwise the Fault of ABI, then ABI will pay or reimburse Taiho for all Recall Expenses.

21. Indemnification.

21.1 Taiho agrees to indemnify, defend and hold harmless the ABI Parties from any Damages incurred by, or assessed against, the ABI Parties resulting from a third party claim caused or alleged to be caused by (each of (A) and (B) below, a “Fault” of Taiho):

(A) any breach of or inaccuracy in any representations or warranty made by Taiho in this Agreement; or

(B) the negligence, fraud or intentional misconduct on the part of any Taiho Party or any of their agents; or

(C) any Product Liability Claim other than caused by the Fault of ABI.

21.2 ABI agrees to indemnify, defend and hold harmless the Taiho Parties from any Damages incurred by or assessed against the Taiho Parties resulting from a third party claim caused or alleged to be caused by (each of (A), (B) below, and as set forth in (C) below, a “Fault” of ABI):

(A) any breach of or inaccuracy in any representations or warranty made by ABI in this Agreement, including in Exhibit B; or

(B) the negligence, fraud or intentional misconduct on the part of any ABI Party or any of their agents; or

(C) any Product Liability Claim to the extent caused by the Fault of ABI (it being understood that this includes claims caused by the use of the Product that, when manufactured, was adulterated or contaminated, or was otherwise caused by the manufacturer’s failure to comply with the contractual manufacturing requirements, Legal Requirements or the Specifications, and claims regarding the toxicity or safety of the Product).

Note: Redacted portions have been marked with (***). The redacted portions are subject to a request for confidential treatment that has been filed with the Securities and Exchange Commission.

21.3 ABI further indemnifies the Taiho Parties for any proceedings instituted by or on behalf of a third party based upon a claim that the manufacture, use, offer for sale, importation or sale of the Product infringes a patent or any other Proprietary Right owned or controlled by that third party. Such indemnification obligation shall be limited as follows:

(A) to the extent such proceeding or any settlement thereof results in a future royalty to be paid by a Taiho Party, ABI’s indemnity obligation shall be satisfied by deducting such royalty payment from the Royalties, up to (***) of such Royalties; and

(B) to the extent such proceeding or any settlement thereof results in a payment obligation other than as provided in Section 21.3(A) above, ABI shall indemnify the Taiho Parties only to the extent of (***) of payment previously made by Taiho to ABI pursuant to Sections 8, 9 or 11 hereof. It is understood and agreed that any excess amount may be credited by Taiho against future payments to ABI under Sections 8, 9 or 11, each time up to (***) of such payment.

Similarly, in the event a Taiho Party is required (as the result of a binding, non-appealable determination by a court or arbitrator or a settlement, or under a license agreement or other agreement entered into by a Taiho Party) to pay to a third party royalties or other amounts with respect to the Product under agreements for patents or any other Proprietary Rights, which such Taiho Party determines, in its reasonable judgment, are necessary to license or acquire for the manufacture, use, offer for sale, importation or sale of the Product, Taiho may (i) deduct such royalties paid to a third party from the Royalties, up to (***) of such Royalties, and (ii) credit such amounts paid to a third party, other than royalties, against future payments to ABI under Section 8, 9 or 11, up to (***) of each such payment. Prior to entering into any settlement, a license agreement or other agreement with respect to the Proprietary Rights of a third party, in each case which would cause an adjustment to payments hereunder pursuant to this Section 21.3, the Taiho Parties shall notify ABI and discuss such matter with ABI, but it is understood that Taiho shall retain the final decision right with respect to any such settlement(s) or agreement(s).

21.4 If any Party entitled to be indemnified pursuant to this Section 21 (an “Indemnified Party”) receives notice of the assertion by any Person of any claim or of the commencement by any Person of any Action other than those described in Section 21.3 (any such claim or Action being referred to herein as an “Indemnifiable Claim”) with respect to which another Party hereto (an “Indemnifying Party”) is or may be obligated to provide indemnification, the Indemnified Party shall promptly notify the Indemnifying Party in writing (the “Claim Notice”). However, the failure to provide the notice will not relieve or otherwise affect the obligation of the Indemnifying Party to provide indemnification under this Agreement, except to the extent that any Damages directly resulted or were caused by that failure.

21.5 Subject to Section 22, the Indemnifying Party will have 30 days after receipt of the Claim Notice to undertake, conduct and control, through counsel of its own choosing (subject to the consent of the Indemnified Party, which consent shall not be unreasonably withheld) and at its expense, the settlement or defense of the Indemnifiable Claim,

Note: Redacted portions have been marked with (***). The redacted portions are subject to a request for confidential treatment that has been filed with the Securities and Exchange Commission.

and the Indemnified Party will cooperate with the Indemnifying Party in connection with the settlement or defense. In addition, the Indemnifying Party agrees to permit the Indemnified Party to participate in the settlement or defense through counsel chosen by the Indemnified Party (subject to the consent of the Indemnifying Party, which consent shall not be unreasonably withheld), provided:

(A) the fees and expenses of such counsel will not be borne by the Indemnifying Party; and

(B) the Indemnifying Party does not settle any Indemnifiable Claim without the Indemnified Party’s consent which consent may not be unreasonably withheld. So long as the Indemnifying Party is vigorously contesting any Indemnifiable Claim in good faith, the Indemnified Party may not pay or settle the claim without the Indemnifying Party’s consent, which consent shall not be unreasonably withheld.

21.6 Subject to Section 22, if the Indemnifying Party does not notify the Indemnified Party within 30 days after receipt of the Claim Notice that it elects to undertake the defense of the Indemnifiable Claim described in the Claim Notice, the Indemnified Party has the right to contest, settle or compromise the Indemnifiable Claim in the exercise of its reasonable discretion. However, the Indemnified Party must notify and obtain the approval of the Indemnifying Party of any compromise or settlement of any such Indemnifiable Claim, which shall not be unreasonably withheld or delayed.

21.7 Notwithstanding anything in this Section 21 to the contrary, the Indemnified Party shall be entitled to assume the defense for any Indemnifiable Claim (and will be liable for the reasonable fees and expenses incurred by the Indemnified Party in defending the claim) if the Indemnifiable Claim seeks an order, injunction or other equitable relief (or other relief for other than money damages) against the Indemnified Party or its Affiliates which such Indemnified Party reasonably determines, after conferring with its counsel, cannot be separated from any related claim for money damages and which, if successful, would materially adversely affect the commercialization of the Product outside the Territory (in the case ABI is the Indemnified Party) or in the Territory (in the case Taiho is the Indemnified Party) in a manner that cannot be remedied by the Indemnifying Party. However, if an equitable relief portion of the Indemnifiable Claim can be separated from that for money damages, the Indemnifying Party may assume the defense of the portion relating to money damages.

22. Product Liability.

22.1 For so long as ABI is supplying Product to the Taiho Parties, ABI or its manufacturer must maintain product liability insurance with respect to the Product, with a reputable carrier, in amounts not less than US$(***) per incident and in the aggregate.

22.2 For so long as Taiho is conducting clinical trials with respect to the Product in the Territory, it must maintain policies covering clinical trial liability, with a reputable carrier, in amounts not less than US$(***) in the aggregate, and for so long as Taiho is commercially marketing and selling the Product in the Territory, it must maintain product liability insurance with respect to the Product, with a reputable carrier, in amounts not less than US$(***) in the aggregate.

Note: Redacted portions have been marked with (***). The redacted portions are subject to a request for confidential treatment that has been filed with the Securities and Exchange Commission.

22.3 Each Party must notify the other Party as promptly as practicable if a Product Liability Claim is commenced or threatened against any Party. Each Party shall cooperate with the other Party in connection with any such Product Liability Claim that is commenced or threatened against the other Party.

22.4 If a Product Liability Claim is asserted against both Parties, each Party will have the right to designate counsel to defend itself in the Product Liability Claim. If a Product Liability Claim is brought against one Party but not the other Party, the named Party shall (subject to Section 22.5) have absolute control of litigation, except that:

(A) the other Party may appoint counsel to participate in the defense of the Product Liability Claim if the named Party reasonably determines that the participation would not adversely affect the attorney-client privilege; and

(B) if the litigation could reasonably be expected to have an adverse effect on the development and commercialization of the Product in the Territory, the named Party must consult with the other Party regarding the conduct of the litigation if the named Party reasonably determines that the cooperation would not adversely affect the attorney-client privilege.

22.5 Neither Party may agree to a settlement of any Product Liability Claim without the consent of the other Party, which consent may not be unreasonably withheld or delayed, if the settlement:

(A) would have an adverse effect on the development or commercialization of the Product in the Territory; or

(B) would otherwise have a material adverse effect on the other Party.

23. Limitation of Liability. (A) EXCEPT FOR INDEMNIFIABLE CLAIMS ASSERTED BY A THIRD PERSON, AND (B) EXCEPT WITH RESPECT TO FAILURE TO SUPPLY PRODUCT IN ACCORDANCE WITH EXHIBIT B, NEITHER PARTY WILL BE LIABLE HEREUNDER UNDER ANY CONTRACT, NEGLIGENCE, STRICT LIABILITY OR OTHER LEGAL OR EQUITABLE THEORY FOR ANY SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES, INCLUDING WITHOUT LIMITATION, LOSS OF PROFITS FROM THE USE OF (OR INABILITY TO USE) THE TECHNOLOGY, THE DEVELOPMENT OR COMMERCIALIZATION OF THE PRODUCT OR OTHERWISE IN CONNECTION WITH, OR ARISING OUT OF, THIS AGREEMENT. NOTWITHSTANDING CLAUSE (B) ABOVE, THE LIMITATION OF LIABILITY SET FORTH IN THIS SECTION 23 SHALL APPLY IN FAVOR OF ABI IN THE EVENT OF A FAILURE TO SUPPLY PRODUCT, IF: (I) ABI STRICTLY COMPLIES WITH AND FULFILLS ITS OBLIGATIONS UNDER SECTION B.1.2 OF EXHIBIT B AND SECTION B.7.4 OF EXHIBIT B, (II) THE ABI PARTIES ARE USING, AND CONTINUE TO USE, THEIR BEST EFFORTS TO SUPPLY PRODUCT TO TAIHO IN ACCORDANCE WITH EXHIBIT B, AND (III) ANY INABILITY OF THE ABI PARTIES TO SUPPLY PRODUCT

Note: Redacted portions have been marked with (***). The redacted portions are subject to a request for confidential treatment that has been filed with the Securities and Exchange Commission.

TO TAIHO WAS NOT KNOWINGLY OR RECKLESSLY CAUSED BY THE ACTIONS OR DECISIONS OF ANY OF THE ABI PARTIES.

24. Independent Contractors. ABI and Taiho are independent Parties, and nothing contained herein will be construed to create a joint venture, partnership, agency or similar relationship. Neither Party is authorized to, nor may it, make any statements, claims, representations, warranties or otherwise act in any way so as to incur any liability whatsoever for which the other Party may become directly, indirectly or contingently liable.

25. Assignment.

25.1 The rights and obligations of the Parties under this Agreement may not be assigned or transferred in any manner, including, without limitation, by operation of law, sale of stock or sale of assets, without the prior written approval, which shall not be unreasonably withheld, of the other Party (and any attempt to do so will be void) except that:

(A) rights to receive payment of money may be assigned without such approval, and

(B) a Party has the right to assign this Agreement, together with all or substantially all of its assets pertaining hereto, to its lenders solely as collateral security under a credit facility and following acceleration of that credit facility, its lender has the right to assign this Agreement, together with all or substantially all of such Party’s assets pertaining hereto, to a third party reasonably satisfactory to the other Party and who would otherwise be a permitted assignee under this Section 25.

25.2 Notwithstanding anything to the contrary in Section 25.1, if:

(A)

(1) any Party merges or consolidates with any other corporation, partnership or other business entity, or

(2) all or substantially all of such Party’s business or assets are transferred in any manner to any other corporation, partnership or other business entity; or

(B) any other Person acquires the power, directly or indirectly, to direct or cause the direction of management and the policies of such Party, and thereby becomes an Affiliate;

such event (a “Change of Control”) will be deemed an approved assignment for purposes of this Agreement if the conditions set forth in Section 25.3 are satisfied. The Person who ultimately controls (within the definition of Section 1.4) such Party, whether directly or through other Affiliates, after such Change of Control shall be referred to as the “Acquiring Entity,” except as set forth in Section 25.3 below.

Note: Redacted portions have been marked with (***). The redacted portions are subject to a request for confidential treatment that has been filed with the Securities and Exchange Commission.

25.3 Following a Change of Control, the Acquiring Entity will succeed to, and be subject to, all rights, interests, duties and obligations of, and will thereafter be deemed for all purposes to be the applicable Party under this Agreement.

(A) The Acquiring Entity under this Section 25.3 will be required to expressly acknowledge, in a written instrument delivered to the other Party in a form reasonably acceptable to the Parties:

(1) the succession to all duties and obligations of the Party under this Agreement, and

(2) the existence of the requirements set forth in this Section 25.

(B) Notwithstanding the foregoing, following a Change of Control, the Acquiring Entity shall not be deemed a “Party” hereunder for purposes of Section 2.3(B)(2) nor 2.3(C), nor shall such Acquiring Entity nor any of the Acquiring Entity Affiliates (as defined below) be deemed the “Taiho Parties” under Section 17.1(F), provided that the entity that was the Party immediately prior to the Change of Control (the “Original Party”), is maintained and operated as an independent company. Such entity shall be deemed to be operated as an independent company if, after the Change of Control (1) the Original Party remains fully bound under all terms and conditions of this Agreement, (2) the Original Party retains substantially the same capability to perform it had prior to the Change of Control for all purposes under this Agreement, and continues to devote substantially the same research and development, marketing and promotional resources to the Product, and (3) the Original Party and the Original Affiliates (as defined below) and the Acquiring Entity and the Acquiring Entity Affiliates contractually commit that there shall be no licenses, assignments or similar transfers of Technology or Developments under this Agreement from Original Party and the Original Affiliates to the Acquiring Entity or the Acquiring Entity Affiliates (or if any of the Original Party and the Original Affiliates and the Acquiring Entity and the Acquiring Entity Affiliates are the same company, transfer control over such Technology or Developments from the portion of such entity that comprised the Original Party or an Original Affiliate to the other portions of such entity). As used herein, an “Acquiring Entity Affiliate” is an entity that was an Affiliate of the Acquiring Entity prior to the Change of Control, and an “Original Affiliate” is an entity that was Affiliate of the Original Party prior to the Change of Control.

(C) (***).

(D) Except to an Acquiring Entity (who has complied with this Section 25.3 above) pursuant to a permitted Change of Control, or upon the prior written consent of Taiho which consent shall not be unreasonably withheld, ABI shall not assign or transfer to any third party (1) all or substantially all of its assets nor (2) a substantial interest in or to the Product, to the extent such transfer or assignment would materially interfere with, or impair, its ability to perform its obligations or bear its responsibilities hereunder, or the rights granted to Taiho hereunder. Except upon the prior written

Note: Redacted portions have been marked with (***). The redacted portions are subject to a request for confidential treatment that has been filed with the Securities and Exchange Commission.

consent of Taiho which consent shall not be unreasonably withheld, ABI shall not grant any third party exclusive rights to manufacture Products in or for the Territory. It is understood that ABI shall not be deemed to have granted a third party “exclusive” rights to manufacture Products in or for the Territory if ABI retains the right to manufacture itself Products in or for the Territory, together with the right to sublicense the same to any third party.

26. Notices. Any and all notices given pursuant to this Agreement must be in writing, and will be deemed to have been properly given when delivered personally or sent by facsimile, air courier (e.g., Federal Express, Airborne Express, DHL, etc.) or post, to the respective address shown below or such other address as shall be specified by the Party(ies) pursuant to written notice given in accordance with this Section 26. Any notice will be effective upon receipt. Any and all notices must be sent:

If to ABI to:

American BioScience, Inc.

2730 Wilshire Boulevard

Santa Monica, California 90403

Attention:     Chief Executive Officer

Facsimile:     310/998-8553

If to Taiho to:

Taiho Pharmaceutical Co., Ltd. (Japan)

1-27 Kanda Nishikicho

Chiyoda-Ku, Tokyo, 101-8444,

Japan

Attention:     Teruhiro Utsugi, Ph.D., Director, Product Research & Licensing

Facsimile:     +81-3-3291-4303

With a copy to:

Wilson Sonsini Goodrich & Rosati

650 Page Mill Road

Palo Alto, California 94304-1050

Attention:     Kenneth A. Clark, Esq.

Facsimile:     650/493-6811

27. Force Majeure.

27.1 The obligations of a Party hereunder to (A) supply Product (but excluding the obligation to allocate available supplies of Product in accordance with Section B.1.2 of Exhibit B and to obtain for Taiho the written agreement with the Manufacturer in accordance with Section B.7.4 of Exhibit B), and (B) to exercise Reasonable Commercial Efforts to develop and/or commercialize Products (including pursuant to Sections 4.1 and 12.2, but excluding

Note: Redacted portions have been marked with (***). The redacted portions are subject to a request for confidential treatment that has been filed with the Securities and Exchange Commission.

Sections 4.2 and 9.2) are suspended as set forth in Sections 27.2 below during the time and to the extent that such Party is prevented from complying with its obligations due to any event or circumstances beyond the reasonable control and without the fault or negligence of the affected Party. Such events or circumstances are referred to herein as “Force Majeure” and include but are not limited to inevitable accidents, perils of navigation, floods, fire, storms, earthquakes, explosion, hostilities, war (whether declared or undeclared), acts of terrorism, civil disturbances, order or acts of any government, whether de jure or de facto or any official purporting to act under authority of any such government (other than as to Regulatory Approval), illegality arising from domestic or foreign laws or regulations, insurrections, quarantine or custom restrictions (other than due to the action or inaction of the Party claiming a Force Majeure), strikes, lockouts, worldwide shortage of paclitaxel active pharmaceutical ingredient or other components and raw materials, or acts of God or other similar event beyond the reasonable control of ABI or Taiho, as the case may be, that results in hindrance of the performance by the Party of its obligations under this Agreement. For the avoidance of doubt, the failure of APP or any other ABI Party to supply ABI or otherwise perform its obligations to ABI, unless caused by Force Majeure circumstances experienced by APP or such ABI Party, respectively, shall not be deemed Force Majeure circumstances for ABI.

27.2 As soon as possible after being affected by a Force Majeure circumstance, the affected Party must furnish to the other Party all particulars of the Force Majeure and the manner in which its performance is prevented or delayed. The Party whose obligations under this Agreement have been suspended must promptly and diligently pursue appropriate action to enable it to lift the Force Majeure situation, except that such Party will not be obligated to settle any strike, lockout or other labor difficulty on terms contrary to its wishes.

28. Amendment and Waiver. This Agreement (including the Exhibits hereto) may be amended, modified, superseded or canceled, and any other of the terms or conditions hereof may be modified, only by a written instrument executed by both Parties or, in the case of a waiver, by the Party waiving compliance. Failure of either Party at any time or times to require performance of any provision hereof will in no manner affect the right of such Party at a later time to enforce the same, and no waiver of any nature, whether by conduct or otherwise, in any one or more instances, will be deemed to be or considered as a further or continuing waiver of any provision of this Agreement.

29. Severability. If any one or more of the agreements, provisions or terms contained herein are declared invalid, illegal or unenforceable in any respect, the validity of the remaining agreements, provisions or terms contained herein will not be affected, prejudiced or invalidated thereby.

30. Entire Agreement. This Agreement, including all Exhibits hereto, contain the entire agreement between the Parties, and supersedes any prior agreements between them, with respect to the subject matter hereof.

31. Section Headings; Recitals. The section headings contained in this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement. The recitals are hereby incorporated into this Agreement by reference.

Note: Redacted portions have been marked with (***). The redacted portions are subject to a request for confidential treatment that has been filed with the Securities and Exchange Commission.

32. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the substantive law (without regard to conflicts of law provisions) of the State of California.

33. Courts; Submission to Jurisdiction.

33.1 The Parties submit to the jurisdiction of any state or federal court sitting in Los Angeles County, State of California in any Action arising out or respecting this Agreement and agree that all claims in respect of such Action shall be heard and determined in any such court. Each Party irrevocably consents and submits to personal jurisdiction in such courts for any such Action. The Parties waive any defense of inconvenient forum to the maintenance of any Action and waive any bond, surety or other security that may be required of any other party with respect to the Action. Either Party may seek injunctive relief if any provision of this Agreement is not performed in accordance with its terms and for which such Party would not have an adequate remedy for money damages. Any such remedy will be in addition to any other remedy that may be available at law or equity. The Parties agree that the reasonable attorney’s fees of the prevailing party in any actions under this Section 33 shall be paid by the non-prevailing party.

34. Language. The official text of this Agreement is in the English language as written and spoken in the United States of America. Any text in another language, even if such text is made by translation or prepared by any of the Parties for its own convenience, shall not be binding or of any force or effect.

35. Currency. Unless specifically denominated in Japanese Yen, the applicable currency under this Agreement shall be the currency of the United States of America.

36. Counterparts. This Agreement may be executed in separate counterparts, and by fax copy, each of which will be deemed to be an original, but which together will constitute one and the same instrument.

37. Press Release. Except as required by law, neither Party shall issue a press release, without the prior written consent of the other relating to this Agreement or the transactions contemplated hereby, which consent shall not be unreasonably withheld. Taiho acknowledges that ABI may wish to issue a press release regarding the execution of this Agreement, after the CMC Inspection and the Parties’ efforts to remedy any Deficiencies under Section B.5.2 of Exhibit B, and in that event ABI will provide a copy thereof to Taiho for approval, which shall not be unreasonably withheld.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

AMERICAN BIOSCIENCE, INC., a California corporation

By:	/s/ Patrick Soon-Shiong
Patrick Soon-Shiong Chairman, CEO

TAIHO PHARMACEUTICAL CO., LTD. (JAPAN), a Japanese corporation

By:	/s/ Toru Usami
Toru Usami President